EXHIBIT 15.1

February 12, 1998

Bank United Corp.
3200 Southwest Freeway
Houston, Texas 77027

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bank United Corp. and its subsidiaries (collectively known as the "Company") for the periods ended December 31, 1997 and 1996, as indicated in our report dated January 27, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, is incorporated by reference in Post-effective Amendment No. 6 to Form S-1 (Registration Statement No. 333-19237) on Form S-3, Post-effective Amendment No. 2 to Form S-1 (Registration Statement No. 333- 37645) on Form S-3, and Form S-8 (Registration Statement No. 333-42765).

We also are aware that the aforementioned report, pursuant to Rule 436(C) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Houston, Texas